Exhibit 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:            CONTACT:

Tremont Corporation               J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300         Vice President, Controller and Treasurer
Denver,  Colorado  80202          (303) 296-5617


                 TREMONT REPORTS HIGHER THIRD QUARTER EARNINGS

     DENVER, COLORADO . . . October 22, 1998 . . . Tremont Corporation (NYSE:
TRE) reported third quarter net income of $7.5 million, or $1.12 per diluted share, compared to $5.1 million, or $.68 per diluted share, for the same quarter in 1997.

     The Company's equity in earnings of 33%-owned TIMET was $5.0 million in the third quarter of 1998 compared to $6.5 million in 1997. TIMET reported third quarter net income of $16.1 million in 1998 on sales of $174 million, down from net income of $21.4 million on sales of $177 million for the third quarter of 1997. The decline in TIMET's third quarter results is primarily attributable to lower sales volume and higher information technology costs, including implementation of TIMET's enterprise-wide SAP system and addressing "Year 2000" issues.

     The Company's equity in earnings of 20%-owned NL Industries, Inc. was $4.8 million in the third quarter of 1998 compared to $.9 million for the same quarter of 1997. NL reported income from continuing operations of $31.4 million
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in the third quarter of 1998 on sales of $222 million compared to  $3.9 million on sales of $210 million in the third quarter of 1997. NL's third quarter titanium dioxide pigments ("TiO2") sales volume decreased 9% from the record sales volume in the third quarter of 1997 as demand moderated. NL's third quarter average selling prices for TiO2 were 17% higher than the third quarter of 1997 and 2% higher than the second quarter of 1998.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's income tax rate varies from the statutory rate primarily because no income tax provision is currently required on its equity in NL's earnings or losses.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


                                      oo o o o


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                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)



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
                                Quarter Ended     Nine Months Ended
                                September 30,       September 30,

                               1997      1998      1997      1998
Equity in earnings (loss) of:
     TIMET                    $  6.5    $  5.0    $ 17.4    $ 14.8
     NL Industries                .9       4.8      (6.7)     55.0
     Other                        .4        .2       4.7       2.2

                                 7.8      10.0      15.4      72.0
Corporate income (expense),      -         (.3)      1.1       (.7)
net


     Income before taxes and     7.8       9.7      16.5      71.3
minority interest

Income tax expense               2.6       1.8       8.2       5.9
Minority interest                 .1       -         1.2        .5


     Income before               5.1       7.9       7.1      64.9
extraordinary item

Equity in extraordinary loss
of NL-
     early extinguishment of     -         (.4)      -         (.8)
debt



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     Net income               $  5.1    $  7.5    $  7.1    $ 64.1



Earnings per share:
     Before extraordinary
item:
        Basic                 $  .74    $  1.23   $  .99     $ 9.82
        Diluted               $  .68    $  1.19   $  .90     $ 9.47
     Net income:
        Basic                 $  .74    $  1.17   $  .99     $ 9.69
        Diluted               $  .68    $  1.12   $  .90     $ 9.35

Weighted average shares
outstanding:
     Common shares               6.9       6.4       7.2       6.6
     Diluted shares              7.1       6.5       7.3       6.8


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